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                                                                    Exhibit 99


                                  NEWS RELEASE





FOR IMMEDIATE RELEASE



     Pittsburgh, November 4, 1998 -- The Special Committee of the Board of Directors of J&L Specialty Steel, Inc. (NYSE:JL) announced today that, in light of additional information provided to the Special Committee today by Usinor, the Committee was withdrawing its prior recommendation that shareholders accept the proposed tender offer by Usinor for all publicly-held shares at $6.25 per share. The Chairman of the Special Committee stated that this additional information requires further study between the Special Committee in consultation with its professional advisors and that the Special Committee will promptly assess its options in light of that further study.

     The Special Committee, comprised of disinterested directors of J&L, was formed to consider the proposal made in September by Usinor to acquire the 46.5% of J&L not already owned by Usinor.

     Contact: Janice Hartman, Legal Counsel to the Special Committee, at (212) 536-3900.